EXHIBIT 10.42

EMPLOYMENT AGREEMENT
between

TeleCommunication Systems, Inc.
and
Thomas M. Brandt, Jr.
(Employee Name)

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as February 1, 2001 (the “Effective Date”), between the individual signing as “Employee” at the end of this Agreement (hereinafter referred to as “Employee”), and TeleCommunication Systems, Inc. (hereinafter referred to as “Company”);

WHEREAS, Company desires to employ Employee, or to continue Employee’s employment, and Employee desires to be employed by Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company agrees to employ Employee for the position of Senior Vice President & Chief Financial Officer. Employee shall perform such duties as the management of the Company may from time to time assign to him hereunder, including (without limitation) responsibility for the Company's financial management, reporting, controls, accounting, and investor relations.

2. Duties and Responsibilities. Employee agrees to devote his or her full time and attention and his or her best efforts to performing his or her duties hereunder. While employed by the Company, Employee will not, without the Company’s prior written consent, engage in any other business activity, other than investment of Employee’s personal funds on a passive basis and without lending assistance directly to any competitor. Attachment A hereto is a complete list of Employee’s current other business activities to which the Company consents. In the event the Employee wishes to change the approved activities, then the Employee shall submit the requested change in writing to the Company. Any changes consented to by the Company shall be documented as a revised Attachment A and will become incorporated into the Agreement by reference. In no event shall Employee pursue outside business or personal interests that interfere with his or her full-time responsibilities or entail any use of the Company’s resources.

3.     Compensation and Benefits.

3.1	Base Salary. During Employee’s employment under this Agreement, Company shall pay or cause to be paid to Employee a base salary at an annual rate of not less than $188,216, payable in cash in equal periodic installments not less frequent than the periodic installments in effect for salaries of Company employees of the same level as Employee (the “Base Salary”). The Base Salary shall be subject to increases pursuant to reviews by the Board of Directors, where applicable, or a committee appointed by the Board of Directors, at such times as salary reviews are conducted generally for Company employees of the same level as Employee, but in no event less frequent than annually.

3.2	Incentive Compensation. During Employee’s employment under this Agreement, Company shall cause Employee to be eligible to participate in each bonus or incentive compensation plan, program or policy maintained by Company from time to time, in whole or in part, for employees of his level (“Bonus Plan”). Employee’s target and maximum compensation under, and his performance goals and other terms of participation in, each Bonus Plan shall be determined by Company or by such person or administrative body as provided in the Bonus Plan. Said incentive compensation is not guaranteed and is contingent upon Employee and Company achieving deliverables or goals agreed upon. Said incentive compensation shall not be considered “earned” by Employee until Company has allocated payment to be made to Employee for any performance period.

3.3	Incentive Stock Compensation. During Employee’s employment under this Agreement, Company shall cause Employee to be eligible to participate in an incentive stock plan as may be maintained by Company from time to time, in whole or in part, for employees of his level. Employee’s awards under such plan shall be determined by the administrator of the plan, the vesting for which shall be accelerated in the event of a Change in Control as defined herein. The specific terms and conditions of these options shall be set out in a stock option agreement between Employee and Company.

The grant of stock options shall not be construed to constitute or to be evidence of a commitment or guarantee to renew this Agreement or to employ or retain Employee for any period of time inconsistent with Sections 4 and 5 of this Agreement.

3.4	Benefits. During his employment under this Agreement, Employee shall be entitled to: (i) participation in such employee retirement and welfare benefit plans, programs, policies and arrangements as maintained by Company from time to time, in whole or in part, for employees of his level, including but not limited to Company’s employee stock ownership plan, and its health, disability, life insurance and sickness and accident insurance plans; and (ii) paid vacation, holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of Company; and (iii) perquisites as from time to time provided by Company to employees of his level.

3.4	Expenses. During Employee’s employment under this Agreement, Company shall reimburse Employee for ordinary and reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, provided that Employee shall account to Company for such expenses in accordance with the employee business expense policies and practices of Company.

3.5	Effect of Termination. Upon termination of employment for any reason, Employee shall no longer be entitled to participation in any Benefits programs, including the period when severance is payable under the Agreement.

4.     Term of Employment. The term of Employee’s employment (the “Term”) shall commence on the effective date of this Agreement and continue through January 31, 2002 for the initial term, unless sooner terminated as provided herein. Upon expiration of the initial term, the term of Employee’s employment shall automatically renew on February 1st for successive 12-month renewal periods, unless and until terminated as provided herein.

5.     Termination of Employment.

5.1	Dismissal without Good Cause and Resignation for Good Reason.

5.1.1	Dismissal without Good Cause. Company may terminate Employee’s employment under this Agreement without Good Cause (as defined in Section 5.1.4) at any time by giving notice thereof to Employee at least 30 days before the effective date of such termination. Upon such termination, Employee shall be entitled to such compensation as provided in Section 5.1.3.

5.1.2	Resignation for Good Reason. Employee may terminate his employment under this Agreement for Good Reason (as defined in Section 5.1.5) at any time by written notice thereof to Company at least 30 days before the effective date of such termination. Such notice shall specify in reasonable detail the Good Reason based upon which Employee intends to terminate his employment. Upon such termination, Employee shall be entitled to such compensation as provided in Section 5.1.3.

5.1.3	Severance Pay upon Dismissal without Good Cause or Resignation for Good Reason. If Employee’s employment under this Agreement is terminated by Company without Good Cause or by Employee for Good Reason, Employee shall be entitled to the sum of the following, payable in equal periodic installments the same as Base Salary was received during the term of Employee’s employment as provided in Section 3.1 herein:

(i)	Base Salary, at the rate in effect immediately before the date of termination, for the greater of (A) the period from the day after his last day of employment hereunder through the last day of the Term of this Agreement, or (B) six months; and

(ii)	The amount “earned” by Employee under the annual Bonus Plan if at the time of termination Company has allocated payment to be made to Employee under the terms of the Bonus Plan for any performance period. Employee will not be eligible to receive payment under the Bonus Plan for any performance period if he is terminated prior to a decision by Company as to the payment due to Employee, if any, under the terms of the Bonus Plan. If no such decision by Company is made or necessary, Employee will not be eligible to receive any payments under the Bonus Plan if he is not employed at the time bonus payments are made to employees.

5.1.4	Definition of “Good Cause.” “Good Cause” means:

(A)	Employee’s willful gross misconduct, willful gross neglect, willful malfeasance or gross negligence in carrying out his duties hereunder, or willful breach of this Agreement (other than an inadvertent and nonrecurring breach cured and corrected by Employee within 30 days after notice thereof by Company). Under this provision, “willful breach” shall include, but not be limited to, insubordination, serious dereliction of fiduciary obligation, chronic abuse by Employee of alcohol or narcotics, a violation of any material Company rule, regulation or policy, or a serious violation of any law governing the workplace. It is provided further that, no act or failure to act shall be considered “willful” if Employee reasonably believed in good faith that such act or failure to act was in, or not opposed to, the best interest of Company and its affiliates;

(B)	Any act or conduct of dishonesty to Company by Employee involving fraud and embezzlement; or

(C)	Employee’s conviction, including a plea of guilty or nolo contendere, of a felony involving theft or moral turpitude, other than a felony predicated on Employee’s vicarious liability (for purposes of this Agreement, “vicarious liability” means Employee’s liability based on acts of Company for which Employee is charged solely as a result of his offices with Company and in which he was not directly involved or did not have prior knowledge of such acts)

5.1.5	Definition of “Good Reason.” “Good Reason” means any of the following if not cured and corrected by Company within 30 days after notice thereof by Employee to Company under Section 5.1.2:

(A)	Any change in Employee’s title or position that constitutes a material diminution in authority as compared to the authority of his title or position as of the Effective Date, or any substantial diminution in Employee’s duties and responsibilities (other than a change due to Employee’s Disability), provided that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because Company becomes a subsidiary of another corporation or because there has been a change in the reporting hierarchy incident thereto involving Employee;

(B)	Any requirement by Company that Employee involuntarily physically relocate from Employee’s current work location to another work location more than 75 miles away; or

(C)	Any material breach by Company of its obligations under this Agreement.

5.2	Dismissal for Good Cause, Resignation without Good Reason and Termination upon Death or Disability.

5.2.1	Dismissal for Good Cause. Company may terminate Employee’s employment under this Agreement for Good Cause by (i) giving notice thereof to Employee specifying in reasonable detail the Good Cause based upon which Company intends to terminate his employment; (ii) if Good Cause exists under 5.1.4(A) only, after at least 30 days after such notice, providing Employee an opportunity to be heard at a meeting with the CEO and the Board of Directors; and (iii) thereafter, effectuating such termination by a majority vote of the Board of Directors. For Good Cause terminations under Sections 5.1.4(B) & (C), Company may terminate Employee’s employment immediately under this Agreement upon notice thereof to Employee. The effect of such termination is provided in Section 5.2.4.

5.2.2	Resignation without Good Reason. Employee may terminate his employment hereunder at any time without Good Reason by notice thereof to Company at least 30 days before the effective date of such termination. The effect of such termination is provided in Section 5.2.4.

5.2.3	Termination upon Death or Disability. This Agreement shall terminate automatically upon Employee’s death. If Company determines in good faith that Employee has a Disability as defined in this Section, Company may terminate his employment under this Agreement by notifying Employee thereof at least 30 days before the effective date of termination. For purposes of this Agreement, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months and which renders Employee unable to perform his material duties under this Agreement. If there is any dispute between the parties as to Employee’s Disability, Company shall select or approve a physician whose determination as to Employee’s Disability shall bind the parties hereto. The effect of a termination due to Employee’s death or Disability is provided in Section 5.2.4.

5.2.4	Effect of Dismissal for Good Cause, Resignation without Good Reason, or Termination upon Death or Disability. If Employee’s employment under this Agreement is terminated by Company for Good Cause, by Employee without Good Reason, or due to Employee’s death or Disability as provided in this Agreement, all obligations of Company under this Agreement shall terminate, except as provided in Section 5.6.

5.3	Termination by Mutual Consent. Company and Employee may terminate Employee’s employment under this Agreement at any time and for any reason upon the mutual consent of both parties, effective as of such date as agreed upon by the parties. Upon such termination, except as provided in Section 5.6 or as agreed to by the parties in connection with their mutual consent to terminate Employee’s employment, all obligations of Company hereunder shall terminate.

5.4	Termination after a Change in Control.

5.4.1	Termination Events Triggering Compensation. Company shall pay or cause to be paid to Employee such compensation as provided in Section 5.4.2, if his employment under this Agreement is terminated by Company without Good Cause or by Employee for Good Reason within 12 months after a Change in Control (as defined in Section 5.4.3)

5.4.2	Compensation upon Termination. If Employee’s employment hereunder is terminated as provided in Section 5.4.1, Company shall pay or cause to be paid to Employee the following in a cash lump sum within 30 days after the date of termination, one times the annual Base Salary at the greater of (A) the rate in effect immediately before the date of termination or (B) the rate in effect immediately before the Change in Control.

5.4.3	Definition of “Change in Control.” A “Change in Control” means:

(i)	A sale of all or substantially all of the assets of Company;

(ii)	An acquisition by any “person” or “group” of persons (within the meaning of such terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Company, its subsidiaries, any employee benefit plan of Company, or an underwriter temporarily holding securities pursuant to an offering of such securities) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power represented by Company’s outstanding voting securities;

(iii)	A dissolution or liquidation of Company; or

(iv)	Any merger, consolidation or reorganization involving Company immediately after which either (A) a majority of the directors of the surviving entity is not comprised of persons who were directors of Company immediately prior to such transaction or (B) persons who hold more than a majority of the total voting power represented by outstanding voting securities of the surviving entity are not persons who held outstanding voting securities of Company immediately prior to such transaction.

5.5	Duplication of Severance Pay. Employee is entitled to receive the payment under both Section 5.1 and Section 5.4. Employee hereby irrevocably waives the right to receive benefits under any severance or similar plan or policy of Company if Employee is entitled to receive a payment under Section 5.1 and/or 5.4, provided that if the value of such benefits exceeds the amount payable to such Employee under Section 5.1 and/or 5.4, Employee may elect to receive such benefits in lieu of the payment under Section 5.1 and/or 5.4.

5.6	Payment of Base Salary upon Termination. Upon a termination of Employee’s employment under this Agreement for any reason, Company shall pay or cause to be paid to Employee the increment of Base Salary earned but unpaid in the payroll period immediately preceding the date of termination, payable in cash on or before the day on which Employee would have been paid such amount if his employment hereunder had not been terminated, but in no event later than the date as required by law.

5.7	No Duty to Mitigate. Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment.

6.     Ownership of Work Product.

6.1	The Company shall own all Work Product (as defined below). To the extent permitted by law, All Work Product shall be considered work made for hire by Employee and owned by the Company.

6.2	If any of the Work Product may not, by operation of law, be considered work made for hire by Employee for the Company (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company), Employee agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns.

6.3	The Company, it successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

6.4	Employee agrees to perform upon the reasonable request of the Company, during or after Employee’s employment, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product. When requested, Employee will

(i)	Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(ii)	Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

(iii)	Provide testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product; and

(iv)	Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

The Company shall reimburse all reasonable out-of-pocket expenses incurred by Employee at the Company’s request in connection with the foregoing, including (unless Employee is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of Employee’s employment.

6.5	For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interests of the Company and that Employee conceives, develops, or delivers to the Company at any time during the term of Employee’s employment. “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of the Company to the extent Employee conceived, developed or delivered such Work Product to the Company prior to the date of this Agreement while Employee was engaged as an independent contractor or employee of the Company. Employee hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.

7.     Restrictive Covenants.

7.1	Competition. During the Term of this Agreement and, if Employee’s employment under this Agreement is terminated by Company or by Employee for any reason, the greater of (I) any period of time in which Employee continues to receive compensation of any kind from Company and continuing for a period of six (6) months after said payment(s) cease, or (ii) one year after the Term of this Agreement, employee shall not: (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of a Competitor (as defined in Section 7.5); (ii) become a director, officer, employee, consultant or lender of, or be compensated by, a Competitor; or (iii) solicit any client of Company on behalf of or for the benefit of a Competitor. Notwithstanding the foregoing, Employee may own up to 1% of a publicly-traded Competitor.

7.2	Confidential Information. Employee shall at all times hold in a fiduciary capacity for the benefit of Company all secret, confidential or proprietary information, knowledge or data relating to Company, and all of its businesses, which shall have been obtained by Employee during his employment by Company and which shall not be or become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement) including, but not limited to, information regarding clients and agents of Company (“Confidential Information”). During Employee’s employment with Company under this Agreement and after the termination of such employment, Employee shall not, without the prior written consent of Company, communicate or divulge any Confidential Information to any Person other than Company and those designated by it or use any Confidential Information except for the benefit of Company, provided that Employee may make disclosures to comply with the law or legal process. Immediately upon termination of Employee’s employment with Company at any time and for any reason, Employee shall return to Company all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.

7.3	Solicitation of Employees. During the Term of this Agreement and, if Employee’s employment under this Agreement is terminated by Company or by Employee for any reason, for the greater of (I) any period of time in which Employee continues to receive compensation of any kind from

Company and continuing for a period of six (6) months after said payment(s) cease, or (ii) one year after the Term of this Agreement, Employee shall not: (i) solicit, participate in or promote the solicitation of any person who was employed by Company at any time during the three-month period prior to Employee’s termination of employment under this Agreement to leave the employ of Company; or (ii) on behalf of himself or any other Person, hire, employ or engage any such person. Employee further agrees that, during such time, if an employee of Company contacts Employee about prospective employment, Employee will inform such employee that he cannot discuss the matter further without informing Company.

7.4	Remedies for Breach. Employee agrees that damages in the event of any breach of Sections 7.1 through 7.3 by Employee would be difficult to ascertain. Employee therefore agrees that, notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 14, Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. Employee hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Employee also agrees that a bond shall not be required by Employer in obtaining an injunction. The existence of this right shall not preclude any other rights and remedies at law or in equity that Company may have. The provisions of Section 7 shall survive termination of this Agreement. The existence of a claim or cause of action of any kind by Employee against Company shall not constitute a defense to the enforcement by Company of the rights provided in this Section 7 and shall not be a defense to any injunction proceeding.

7.5	Definitions.

7.5.1	“Competitor.” For purposes of Section 7, “Competitor” means any Person which sells goods or provides services which are directly competitive with those sold or provided by a business that (i) is being conducted by Company at the relevant time and (ii) was being conducted by Company at any time during the Term of this Agreement.

7.5.2	“Company.” For purposes of Section 7, “Company” means TeleCommunication Systems, Inc., and its subsidiaries and affiliates.

7.5.3	“Person.” For purposes of Section 7, “Person” means any individual or entity, including but not limited to any corporation, trust, sole proprietorship, joint venture or partnership.

7.6	Survival of Section 7. Employee agrees that the non-competition agreements, nondisclosure agreements and non-employment agreements in this Section 7 each constitute separate agreements independently supported by good and adequate consideration and, notwithstanding anything in this Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.

8.	Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Employee at the last address he has filed in writing with Company or, in the case of Company, to Company’s principal employee offices.

9.     Taxes.

9.1	Withholding Taxes. Company shall have the right, to the extent permitted by law, to withhold from any payment of any kind due to Employee under this Agreement to satisfy the tax withholding obligations of Company under applicable law.

9.2	Adjustment relating to Tax on Excess Parachute Payments.

9.2.1. Adjustment. Notwithstanding anything in this Agreement to the contrary, in the event the Company’s Law or Accounting Firm (as defined in Section 9.2.2) determines that any portion of the cash compensation payable under this Agreement (such portion of compensation, the “Agreement Payment”), and the portions, if any, of other payments or distributions in the nature of compensation by Company to or for the benefit of Employee (including, but not limited to, the value of the acceleration in vesting or exercisability of stock options) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (the Agreement Payment, together with such portions of other payments and distributions, the “Payments”), would cause any portion of the Payments to be subject to the excise tax imposed by section 4999, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”) (the portion subject to excise tax, the “Parachute Payment”), the Agreement Payment shall be reduced to an amount not less than zero which shall not cause any portion of the Payments to constitute a Parachute Payment, provided that no such reduction shall be made if the Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, would not be greater than the present value (determined in accordance with section 280G, or any successor provision, of the Code) of the Payments before the reduction but after the application of (i) excise tax under section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.

9.2.2 Determination. All determinations required to be made under this Section 9.2, including the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized law firm (including Piper Marbury Rudnick & Wolfe L.L.P.) or accounting firm (including Ernst & Young LP) as selected by Company (the “Law or Accounting Firm”), which shall provide detailed supporting calculations to both Company and Employee (i) within 15 business days after receipt by Company of a notice from Employee that he may have a Parachute Payment, or (ii) at such earlier time as may be requested by Company. The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. In the event that the Law or Accounting Firm determines, for any reason, that it is unable to perform such services, or declines to do so, Company shall select another nationally recognized law or accounting firm to make the determinations required under this Section (which law or accounting firm shall then be referred to as the Law or Accounting Firm hereunder). All fees and expenses of the Law or Accounting Firm shall be borne solely by Company. Any determination by the Law or Accounting Firm shall be binding upon Company and Employee.

10.	Successors and Assigns. The rights, duties and obligations of a party hereunder may not be assigned, delegated or assumed without the prior written consent of the other party, provided that Company may assign this Agreement to any subsidiary thereof, without Employee’s consent, and such assignment shall not constitute, a termination of his employment hereunder. Nothing herein shall cause a termination of this Agreement upon the acquisition, reorganization, or merger of Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

11.	Entire Agreement. This Agreement constitutes the entire understanding of Employee and Company with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.

12.	Amendment and Waiver. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. No waiver of any term or condition of this Agreement shall be effective unless agreed to in writing between the parties.

13.	Governing Law and Severability. This Agreement shall be governed by the laws of the State of Maryland (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Maryland) and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.	Arbitration. DISPUTES REGARDING EMPLOYEE’S EMPLOYMENT WITH COMPANY, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE UNDER THIS AGREEMENT WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN COMPANY AND EMPLOYEE, BUT EXCLUDING ANY DISPUTES REGARDING EMPLOYEE’S COMPLIANCE WITH SECTION 7, SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JAMS/ENDISPUTE, INC.’S ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF MARYLAND WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT; IN ALL OTHER CASES THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE SPECIFIED IN COMPANY’S ALTERNATIVE DISPUTE RESOLUTION POLICY AS IN EFFECT FROM TIME TO TIME (IF ANY). ARBITRATION SHALL BE HELD IN BALTIMORE, MARYLAND, OR SUCH OTHER PLACE AS THE PARTIES MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED ONLY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WITNESS/ATTEST	TELECOMMUNICATION SYSTEMS, INC.

/s/ BRUCE A. WHITE	By: /s/ MAURICE B. TOSE
Title: President and Chief Executive Officer

EMPLOYEE

/s/ BRUCE A. WHITE	/s/ THOMAS M. BRANDT, JR.
Thomas M. Brandt, Jr.

ATTACHMENT A TO EMPLOYMENT AGREEMENT

Employee:Thomas M. Brandt, Jr.
Agreement dated: February 1, 2001

In accordance with paragraph 2 of the Employment Agreement, the Company hereby consents to the following other business activities:

Board of Directors service with:
Opptelcom, Inc. Antenna Research Associates, Inc. AmericasBank Corp.

WITNESS/ATTEST	TELECOMMUNICATION SYSTEMS, INC.

/s/ BRUCE A. WHITE	By: /s/ MAURICE B. TOSE
Title: President and Chief Executive Officer

EMPLOYEE

/s/ BRUCE A. WHITE	/s/ THOMAS M. BRANDT, JR.
Thomas M. Brandt, Jr.